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                                 SELLING AGREEMENT
Agreement, made this____________________________ day of _______________ 199_,
by and between Lincoln Benefit Life Company ("LBL"), a Nebraska Corporation; Lincoln Benefit Financial Services ("LBFS"), a Delaware Corporation, and _________________________________________________("BD"),
a ________________________________________ Corporation.  This Agreement will be construed in accordance with the laws of the State of Nebraska.

LINCOLN BENEFIT LIFE COMPANY


BY:


LINCOLN BENEFIT FINANCIAL SERVICES, INC.


BY:


Effective Date

BROKER DEALER:




(Street Address)


(City, State, Zip)

BY:


Title:

Whereas, LBL issues certain variable insurance contracts/policies
("Contracts") described in this Agreement, which are deemed securities under the Securities Act of 1933 ("1933 Act"); and

Whereas, LBFS is duly licensed as a Broker/Dealer with the National Association of Securities Dealers, Inc. ("NASD") and the Securities and Exchange Commission ("SEC"); and

Whereas, BD is duly licensed as a Broker/Dealer with the NASD and the SEC, and

Whereas, LBL has appointed LBFS as the Underwriter of the Contracts, and

Whereas, LBL and LBFS propose to have BD's representatives
("Representatives") who are also duly licensed insurance agents solicit sales of the Contracts, and

Whereas, LBFS delegates to BD, to the extent legally permitted, training and certain administrative responsibilities and duties in connection with sales of the Contracts.

NOW THEREFORE, in consideration of the premises and mutual promises contained herein, the parties hereto agree as follows:


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1.   APPOINTMENT

LBL and LBFS hereby appoint BD to supervise solicitations of the Contracts, and to facilitate solicitations of sales of the Contracts which are described in the Schedule(s) of Commissions attached hereto.

2.   REPRESENTATIONS

a. LBL, LBFS and BD each represents to the other that it and the above signed officers have full power and authority to enter into this Agreement.

b. LBFS represents to BD that it is registered as a Broker/Dealer under the Securities Exchange Act of 1934 ("1934 Act") and under the Blue Sky Laws of each jurisdiction in which such registration is required for the sale of the Contracts and that LBFS is a member of the NASD.

c. BD represents to LBFS that it is registered as a Broker/Dealer under the 1934 Act and under the Blue Sky Laws of each jurisdiction in which such registration is required for the sale of the Contracts, and that the BD is a member of the NASD.

d. LBL represents to BD that the Contracts, including related separate accounts, shall comply with the registration and all other applicable requirements of the 1933 Act and the Investment Company Act of 1940, and the rules and regulations thereunder, including the terms of any order of the SEC with respect thereto.

e. LBL represents to BD that the Contracts it issues have been duly filed and approved by the state insurance departments in such jurisdictions where it is authorized to transact business.

f. LBL represents to BD that the Contract prospectuses included in LBL's Registration Statement and in post-effective amendments thereto, and any supplements thereto, as filed or to be filed with the SEC, as of their respective effective dates, contain or will contain, all statements and information which are required to be stated therein by the 1933 Act and in all respects conform or will conform, to the requirements thereof.

3. COMPLIANCE WITH NASD RULES OF FAIR PRACTICE AND FEDERAL AND STATE SECURITIES AND STATE INSURANCE LAWS

BD agrees to abide by all rules and regulations of the NASD, including its Rules of Fair Practice, and to comply with all applicable state and federal laws and the rules and regulations of authorized regulatory agencies affecting the sale of the Contracts.

4.   LICENSING AND/OR APPOINTMENT
     OF REPRESENTATIVES

BD shall assist LBL and LBFS in the licensing and/or appointment of Representatives under applicable insurance laws to sell the Contracts. BD understands that LBL reserves the right to refuse to appoint any Representative or, once appointed, to thereafter terminate the same. BD shall notify LBFS if any Representative ceases to be a registered representative of BD.

5.   SUPERVISION OF REPRESENTATIVES

BD shall have full responsibility for training and supervision of all Representatives associated with BD who are engaged directly or indirectly in the offer or sale of the Contracts and all such persons shall be subject to the control of BD with respect to such persons' activities in connection with the sale of the Contracts. BD shall comply with the administrative procedures of LBL and LBFS involving federal securities law and state insurance law.

Before Representatives engage in the solicitation of applications for the Contracts, BD will cause (1) the Representatives to be registered representatives of BD; (2) the Representatives to qualify under applicable federal and state laws to engage in the sale of the Contracts; (3) the Representatives to be trained in the sale of the Contracts; and (4) such Representatives to limit solicitation of applications for the Contracts to jurisdictions where LBL has authorized such solicitation.

BD is specifically charged with the responsibility of supervising and reviewing its Representatives' use of sales literature and advertising and

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including the delivery of supplemental sales literature or other such materials, shall occur, be delivered to, or used with a prospective purchaser unless accompanied or preceded by appropriate then current prospectus(es).

In the event a Representative fails to meet the BD's rules and standards, BD shall notify LBL and shall act to terminate the sales activities of such Representative relating to the Contracts.

Upon request by LBL, BD shall furnish appropriate records or other documentation to evidence BD's diligent supervision.

6.   SALES PROMOTION MATERIAL AND ADVERTISING

No sales promotion materials or advertising relating to the Contracts shall be used by BD unless the specific item has been approved in writing by LBL.

7.   SECURING APPLICATIONS

All applications for Contracts shall be made on application forms supplied by LBL. BD will review all sales for suitability and all applications for completeness and correctness as to form. BD will promptly, but in no case later than the end of the next business day following receipt by BD, forward to LBL all complete and correct applications for suitable transactions, together with any payments received with the applications, without deduction for compensation. LBL reserves the right to reject any Contract application and return any payment made in connection with an application which is rejected. Contracts issued on accepted applications will be forwarded to BD or its Representatives for delivery to the Contract Owner.

8.   PAYMENTS RECEIVED BY BD

All premium payments (hereinafter collectively referred to as "Payments") are the property of LBL and shall be transmitted to LBL by BD immediately in accordance with the administrative procedures of LBL, without any deduction or offset for any reason, including by example but not limitation, any deduction or offset for compensation claimed by BD. CUSTOMER CHECKS SHALL BE MADE PAYABLE TO THE ORDER OF "LINCOLN BENEFIT LIFE COMPANY."

9.   COMMISSIONS PAYABLE

Commissions payable in connection with the contracts shall be paid to BD according to the Commission Schedule(s) relating to this Agreement as they may be amended from time to time and in effect at the time the Contract Payments are received by LBL. LBL reserves the right to revise the Commission Schedules at any time upon at least thirty (30) days prior written notice to BD. Compensation to the BD's Representatives for Contracts solicited by the Representatives and issued by LBL will be governed by agreement between BD and its Representatives and its payment will be the BD's responsibility.

10.  CANCELLATION OF POLICY

If LBL is required to refund premiums or return contract values and waive surrender charges on any Contract for any reason, then no commission will be payable with respect to said premiums and any commission previously paid for said premiums must be refunded to LBFS. LBFS agrees to notify BD within thirty (30) days after it receives notice from LBL of any premium refund or a commission chargeback.

11.  ADDITIONAL PARTY TO THIS AGREEMENT

In the event that BD is not licensed as an insurance agency in any state where it wishes to solicit contracts, but utilizes an affiliated entity to satisfy state insurance laws, such affiliated entity shall sign this Agreement and BD shall countersign this Agreement, and BD and its affiliated entity shall be duly bound thereby.

12.  HOLD HARMLESS AND INDEMNIFICATION
     PROVISIONS

No party to this Agreement will be liable for any obligation, act or omission of the other. Each party to this Agreement will hold harmless and indemnify LBL, LBFS, and BD, as appropriate, for any loss or expense suffered as a result of the violation or noncompliance by that party or the Associated Persons of that party by any applicable law or regulation. The term "Associated Person" as used herein shall be defined consistently with the definition of such term as contained in Article I of the NASD By-Laws.

13.  NON-ASSIGNABILITY PROVISION

This Agreement may not be assigned by any party except by mutual consent.

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14.  NON-WAIVER PROVISION

Failure of any party to terminate the Agreement for any of the causes set forth in this Agreement will not constitute a waiver of the right to terminate this Agreement at a later time for any of these causes.

15.  AMENDMENTS

Except as stated in Paragraph 9, no amendment to this Agreement will be effective unless it is in writing and signed by all the parties hereto.

16.  INDEPENDENT CONTRACTORS

BD and its Representatives are independent contractors with respect to LBL and LBFS.

17.  NOTIFICATION OF DISCIPLINARY PROCEEDINGS

BD agrees to notify LBFS in a timely fashion of any disciplinary proceedings against any of BD's Representatives soliciting sales of the Contracts or any threatened or filed arbitration action or civil litigation arising out of BD's solicitation of the Contracts.

18.  BOOK AND RECORDS

LBL, LBFS and BD agree to maintain the books, accounts and records so as to clearly and accurately disclose the nature and details of transactions and to assist each other in the timely preparation of records. LBFS and BD shall each submit such records to the regulatory and administrative bodies which have jurisdiction over LBL or the underlying mutual fund shares.

Each party to this Agreement shall promptly furnish to the other party any reports and information which the other party may request for the purpose of meeting its reporting and recordkeeping requirements under the insurance laws of any state, and under the federal and state securities laws or the rules of the NASD.

19.  LIMITATIONS

No party other than LBL shall have the authority on behalf of LBL to make, alter, or discharge any Contract issued by LBL, to waive any forfeiture or to grant, permit, or to extend the time of making any Payments, or to alter the forms which LBL may prescribe or substitute other forms in place of prescribed by LBL; or to enter into any proceeding in a court of law or before a regulatory agency in the name of or on behalf of LBL.

20.  TERMINATION

This Agreement may be terminated at the option of any party upon ten (10) days written notice to the other parties, or at the option of any party hereto upon the breach by any party of the covenants and terms of this Agreement.

21.  NOTICE

All notices to LBL and LBFS relating to this Agreement should be sent to Lincoln Benefit Life Centre, Lincoln, Nebraska 68501-0469. All notices to BD will be duly given if mailed to the address shown above.

22.  SEVERABILITY

Should any provision of this Agreement be held unenforceable, those provisions not affected by the determination of unenforceability shall remain in full force and effect.